Pricing Supplement NO. 1636AB Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated November 27, 2012 $3,407,400 Deutsche Bank AG Buffered Return Optimization Securities
Linked to the iShares® MSCI Emerging Markets Index Fund due November 28, 2014

Investment Description

Buffered Return Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the iShares® MSCI Emerging Markets Index Fund (the “Fund”). If the Final Fund Price is greater than the Initial Fund Price, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to 2.00 (the “Multiplier”) times the Fund Return, up to the Maximum Gain of 20.85%. If the Final Fund Price is equal to or less than the Initial Fund Price, but its percentage decline is less than the Buffer Amount of 10.00%, the Issuer will repay the full Face Amount at maturity. However, if the Final Fund Price is below the Initial Fund Price and its percentage decline is more than the Buffer Amount, the Issuer will repay less than the full Face Amount, resulting in a loss on the Face Amount that is equal to the percentage decline in the Fund in excess of the Buffer Amount. Investing in the Securities involves significant risks. You may lose up to 90.00% of the Face Amount per Security. You will not receive dividends or other distributions paid on the Fund. Downside market exposure to the Fund is buffered only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the Face Amount, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire initial investment.

Features	Key Dates
❑ Enhanced Growth Potential — At maturity, the Securities enhance any positive Fund Return up to the Maximum Gain. In this case, the Issuer will repay the Face Amount and pay a return equal to the Multiplier times the Fund Return, up to the Maximum Gain of 20.85%. If the Final Fund Price is below the Initial Fund Price, investors will be exposed to any decline in the Fund in excess of the Buffer Amount at maturity.

❑ Buffered Downside Market Exposure — If you hold the Securities to maturity and the Fund Return is zero or negative but the percentage decline of the Final Fund Price below the Initial Fund Price is less than the Buffer Amount, the Issuer will repay the Face Amount. However, if the Final Fund Price is below the Initial Fund Price and its percentage decline is more than the Buffer Amount, the Issuer will pay you less than the Face Amount, resulting in a loss on the Face Amount that is equal to the percentage decline in the Fund in excess of the Buffer Amount. You may lose up to 90.00% of the Face Amount per Security. Downside market exposure to the Fund is buffered only if you hold the Securities to maturity. Any payment on the Securities is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire initial investment.
	Trade Date Settlement Date Final Valuation Date1 Maturity Date1 1 See page 3 for additional details	November 27, 2012 November 30, 2012 November 21, 2014 November 28, 2014

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE DOWNSIDE MARKET RISK SIMILAR TO THE FUND, SUBJECT TO THE BUFFER AMOUNT. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 4 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90.00% OF THE FACE AMOUNT OF THE SECURITIES.

Security Offering

We are offering Buffered Return Optimization Securities linked to the performance of the iShares® MSCI Emerging Markets Index Fund. The return on the Securities is subject to, and limited by, the Maximum Gain. The Securities are our unsubordinated and unsecured obligations and are offered for a minimum investment of 100 Securities at the price to public described below.

Fund	Multiplier	Maximum Gain	Initial Fund Price	Buffer Amount	CUSIP/ ISIN
iShares® MSCI Emerging Markets Index Fund (Ticker: EEM)	2.00	20.85%	$41.28	10.00%	25154S 87 7 / US25154S8778

See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this pricing supplement. The terms of the Securities as set forth in this pricing supplement, to the extent they differ from those set forth in the accompanying product supplement, will supersede the terms set forth in such product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying underlying supplement, the accompanying prospectus, the prospectus supplement and product supplement AB. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Price to Public(1)	Discounts and Commissions(1)	Proceeds to Us
Buffered Return Optimization Securities linked to the iShares® MSCI Emerging Markets Index Fund
Per Security	$10.00	$0.20	$9.80
Total	$3,407,400.00	$68,148.00	$3,339,252.00
(1)
With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $9.80 per Security and will not receive a sales commission. For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Additional Aggregate Offering Price	Amount of Registration Fee
Notes	$3,407,400.00	$464.77

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Securities

You should read this pricing supplement, together with the underlying supplement No. 1 dated October 1, 2012, product supplement AB dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Product supplement AB dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005088/crt_dp33004-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Buffered Return Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 4 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90.00% of the Face Amount.

♦    You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that has similar downside market risk as an investment in the Fund or in the component stocks held by the Fund, subject to the Buffer Amount at maturity.

♦    You believe that the price of the Fund will increase over the term of the Securities and are willing to give up any appreciation in excess of the Maximum Gain of 20.85%.

♦    You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain of 20.85%.

♦    You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦    You do not seek current income from this investment and are willing to forgo dividends or other distributions paid on the component stocks held by the Fund.

♦    You are willing to hold the Securities, which have a term of approximately two years, to maturity and accept that there may be little or no secondary market for the Securities.

♦    You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you and you could lose your entire investment.

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 90.00% of the Face Amount.

♦    You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦    You cannot tolerate the loss of any of your investment, and you are not willing to make an investment that has similar downside market risk as an investment in the Fund or in the component stocks held by the Fund, subject to the Buffer Amount at maturity.

♦    You believe that the price of the Fund will decline during the term of the Securities and the Final Fund Price is likely to have declined below the Initial Fund Price by a percentage that is more than the Buffer Amount, or you believe the Fund will appreciate over the term of the Securities by more than the Maximum Gain.

♦    You seek an investment that participates in the full appreciation in the price of the Fund or that has unlimited return potential, or you are unwilling to invest in the Securities based on the Maximum Gain of 20.85%.

♦    You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦    You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the component stocks held by the Fund.

♦    You are unable or unwilling to hold the Securities, which have a term of approximately two years, to maturity or you seek an investment for which there will be an active secondary market.

♦    You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities including any repayment of the Face Amount.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	$10.00 per Security for brokerage account investors; $9.80 per Security for certain advisory account investors (both subject to a minimum purchase of 100 Securities)
Face Amount	$10.00 per Security. The Payment at Maturity will be based on the Face Amount.
Term	Approximately 2 years
Trade Date	November 27, 2012
Settlement Date	November 30, 2012
Final Valuation Date1	November 21, 2014
Maturity Date1, 2	November 28, 2014
Fund	iShares® MSCI Emerging Markets Index Fund (Ticker: EEM)
Multiplier	2.00
Maximum Gain	20.85%
Buffer Amount	10.00%
Payment at Maturity (per $10.00 Security)
If the Fund Return is positive, Deutsche Bank AG will pay you a cash payment per Security that provides you with the Face Amount of $10.00 per Security plus a return equal to the Fund Return multiplied by 2.00, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Fund Return x Multiplier and (ii) Maximum Gain)

If the Fund Return is zero or negative and the percentage decline from the Initial Fund Price to the Final Fund Price is equal to or less than the Buffer Amount, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Security.

If the Fund Return is negative and the percentage decline from the Initial Fund Price to the Final Fund Price is greater than the Buffer Amount, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $10.00 per Security, resulting in a loss on the Face Amount that is equal to the percentage decline in the Fund in excess of the Buffer Amount, calculated as follows:

$10.00 + [$10.00 x (Fund Return + Buffer Amount)]

In this scenario, you will lose 1.00% of the Face Amount for every 1.00% the Final Fund Price is less than the Initial Fund Price in excess of the Buffer Amount and you will lose up to 90.00% of the Face Amount.

Fund Return	Final Fund Price – Initial Fund Price Initial Fund Price
Closing Price	On any trading day, the last reported sale price of the Fund on the relevant exchange multiplied by the then-current Share Adjustment Factor, as determined by the Calculation Agent.
Initial Fund Price	$41.28, the Closing Price of one share of the Fund on the Trade Date
Final Fund Price	The Closing Price of one share of the Fund on the Final Valuation Date
Share Adjustment Factor	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90.00% OF THE FACE AMOUNT OF THE SECURITIES. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade Date:	The Initial Fund Price is determined. The Maximum Gain is set.

Maturity Date:
The Final Fund Price is determined and the Fund Return is calculated.

If the Fund Return is positive, Deutsche Bank AG will pay you a cash payment per Security that provides you with the Face Amount of $10.00 per Security plus a return equal to the Fund Return multiplied by 2.00, subject to the Maximum Gain, calculated as follows:

$10.00 + ($10.00 x the lesser of (i) Fund Return x Multiplier and (ii) Maximum Gain)

If the Fund Return is zero or negative and the percentage decline from the Initial Fund Price to the Final Fund Price is equal to or less than the Buffer Amount, Deutsche Bank AG will pay you a cash payment of $10.00 per $10.00 Security.

If the Fund Return is negative and the percentage decline from the Initial Fund Price to the Final Fund Price is greater than the Buffer Amount, Deutsche Bank AG will pay you a cash payment that is less than the full Face Amount of $10.00 per Security, resulting in a loss on the Face Amount that is equal to the percentage decline in the Fund in excess of the Buffer Amount, calculated as follows:

$10.00 + [$10.00 x (Fund Return + Buffer Amount)]

In this scenario, you will lose 1.00% of the Face Amount for every 1.00% the Final Fund Price is less than the Initial Fund Price in excess of the Buffer Amount and you will lose up to 90.00% of the Face Amount.

1	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
2
Notwithstanding what is provided under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying product supplement AB. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily repay the full Face Amount at maturity. The return on the Securities at maturity is linked to the performance of the Fund and will depend on whether, and the extent to which, the Fund Return is positive or negative and if the Fund Return is negative, whether the Final Fund Price is less than the Initial Fund Price by a percentage greater than the Buffer Amount. If the Final Fund Price is less than the Initial Fund Price by a percentage greater than the Buffer Amount, Deutsche Bank AG will pay you less than the full Face Amount at maturity, resulting in a loss on the Face Amount that is equal to the percentage decline in the Fund in excess of the Buffer Amount. Accordingly, you may lose up to 90.00% of the Face Amount of the Securities if the Final Fund Price is less than the Initial Fund Price by a percentage greater than the Buffer Amount.

♦
The Multiplier Only Applies if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic effect of the Multiplier or the Securities themselves and may be less than the Fund’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full benefit of the Multiplier and receive the Maximum Gain on the Securities from the Issuer only if you hold the Securities to maturity.

♦
Capped Appreciation Potential — If the Fund Return is positive, you will be entitled to receive at maturity only the Face Amount plus an amount equal to the lesser of (i) the Fund Return times the Multiplier and (ii) the Maximum Gain of 20.85%. Your return on the Securities is subject to, and limited by, the Maximum Gain, regardless of any further increase in the price of the Fund, which may be significant. Accordingly, the maximum Payment at Maturity will be $12.085 per $10.00 Security. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Fund.

♦
Downside Market Exposure to the Fund is Buffered Only if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss even if the percentage decline in the price of the Fund at such time is not more than the Buffer Amount.

♦	No Coupon Payments — Deutsche Bank AG will not pay you coupon payments on the Securities.

♦
Risks Related to the Credit of the Issuer — The Securities are unsubordinated and unsecured debt obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of the Face Amount, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have.

♦
Investing in the Securities Is Not the Same as Investing in the Fund or the Securities Held by the Fund — The return on your Securities may not reflect the return you would realize if you were directly invested in the Fund or the component securities held by the Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have.

♦
If the Price of the Fund Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the shares of the Fund. Changes in the market price of the shares of the Fund may not result in a comparable change in the value of your Securities.

♦
Fluctuation of NAV — The market prices of the Fund may fluctuate in accordance with changes in its net asset value (the “NAV”) and supply and demand on the applicable stock exchanges. The NAV of the Fund may fluctuate with changes in the market value of the Fund’s securities holdings. Therefore, the market price of the Fund may differ from its NAV per share and the Fund may trade at, above or below its NAV per share.

♦
The Anti-Dilution Protection is Limited — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Fund. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected.

♦
Adjustments of the Fund or the Index Underlying the Fund Could Adversely Affect the Value of the Securities — Blackrock Fund Advisors (“BFA”) is the investment advisor to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of its underlying index (the MSCI Emerging Markets Index). The component stocks included in the underlying index are selected by MSCI Inc. (“MSCI”). The underlying index is calculated and published by MSCI. MSCI can add, delete or substitute the component stocks underlying the index, which could change the value of the underlying index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the component stocks held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component stocks held by the Fund, which could cause the price of the Fund shares to decline.

♦
The Fund and its Tracked Index Are Different — The performance of the Fund may not exactly replicate the performance of its tracked index because the Fund will reflect transaction costs and fees that are not included in the calculation of the tracked index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of its tracked index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this Fund or due to other circumstances. Finally, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. For all of the foregoing reasons, the performance of the Fund may not correlate with the performance of its tracked index.

♦
The Securities Are Subject to Currency Exchange Rate Risk — Because the iShares® MSCI Emerging Markets Index Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact the Fund’s return. Of particular importance to currency exchange rate risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	political, civil or military unrest;

•	the balance of payments between countries; and

•	the extent of governmental surpluses or deficits in the countries represented in the Fund and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the Fund, the United States and other countries important to international trade and finance. The exposure to exchange rate risk may result in reduced returns to the iShares® MSCI Emerging Markets Index Fund and have an adverse impact on the value of the Securities.

♦
The Securities Are Subject to Non-U.S. Securities Markets Risks — Because the iShares® MSCI Emerging Markets Index Fund includes component securities that are issued by non-U.S. companies in non-U.S. securities markets, the Securities are subject to non-U.S. securities markets risk. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Finally, it will likely be more costly and difficult to enforce the laws or regulations of a non-U.S. country or exchange.

♦
The Securities Are Subject to Emerging Markets Risk — The value of the Securities is subject to the political and economic risks of emerging market countries by linking to the performance of the iShares® MSCI Emerging Markets Index Fund. The stocks held by the iShares® MSCI Emerging Markets Index Fund include stocks of companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the securities and the amount payable to you at maturity.

♦
There is no Affiliation Between the Fund and Us, and We Have Not Participated in the Preparation of, or Independently Verified, Any Disclosure by the Fund — We are not affiliated with the Fund or the issuers of the component securities held by the Fund or underlying the tracked index replicated by the Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Fund or underlying the tracked index. Nevertheless, neither we nor our affiliates have participated in the preparation of, or independently verified any information about the component securities held by the Fund or the component securities underlying the tracked index or any of the issuers of the component securities held by the Fund or underlying the tracked index. You, as an investor in the Securities, should make your own investigation into the component securities held by the Fund or underlying the tracked index and the issuers of the component securities held by the Fund or underlying the tracked index. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the tracked index are involved in this offering of your Securities in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Fund nor any of the issuers of the component securities held by the Fund or underlying the tracked index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Fund, its Tracked Index or the Component Securities Held by the Fund is no Guide to Future Performance — The actual performance of the Fund, its tracked index or of the component securities held by the Fund over the term of the Securities, may bear little relation to the historical prices of the Fund or of the component securities held by the Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Fund, its tracked index or of the component securities held by the Fund.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the price of the Fund will affect the value of the Securities more than any other single factor, the value of the Securities will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦     the expected volatility of the Fund;

♦     the time remaining to maturity of the Securities;

♦     the market prices and dividend rates of the component securities held by the Fund;

♦     the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

♦     interest rates and yields in the market generally;

♦     geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;

♦     supply and demand for the Securities; and

♦     our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
The Securities Have Certain Built-in Costs — While the Payment at Maturity described in this pricing supplement is based on the Face Amount, the Issue Price of the Securities includes the estimated cost of hedging our obligations under the Securities through one or more of our affiliates and the agents’ commission applicable to brokerage account investors. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price at which Deutsche Bank AG or its affiliates would be willing to purchase Securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Fund, the Fund and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Fund or the component securities held by the Fund, may adversely affect the market value of the component securities held by the Fund, the share price of the Fund, and, therefore, the value of the Securities.

♦
Trading and Other Transactions By Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the issuers of the component securities held by the Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Final Fund Price and Payment at Maturity based on the Closing Price of the Fund in the market. The calculation agent can postpone the determination of the Closing Price of the Fund if a market disruption event occurs on any of the Observation Dates.

♦
We and Our Affiliates or UBS AG and Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Fund Return to Which the Securities Are Linked and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Fund to which the Securities are linked.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially and adversely affected.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing the Securities could be treated as entering into “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the Securities.

As described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following table and hypothetical examples below illustrate the Payment at Maturity per $10.00 Security for a hypothetical range of performances for the Fund from -100.00% to +100.00% and reflect the Multiplier of 2.00, the Buffer Amount of 10.00%, the Maximum Gain of 20.85% and the Initial Fund Price of $41.28. The hypothetical Payment at Maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Securities. The actual Payment at Maturity will be determined based on the Final Fund Price on the Final Valuation Date. You should consider carefully whether the Securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Fund Price	Fund Return (%)	Payment at Maturity ($)	Return on Securities per $10.00 Issue Price (%)(1)	Return on Securities per $9.80 Issue Price (%)(2)
$82.56	100.00%	$12.085	20.85%	23.32%
$78.43	90.00%	$12.085	20.85%	23.32%
$74.30	80.00%	$12.085	20.85%	23.32%
$70.18	70.00%	$12.085	20.85%	23.32%
$66.05	60.00%	$12.085	20.85%	23.32%
$61.92	50.00%	$12.085	20.85%	23.32%
$57.79	40.00%	$12.085	20.85%	23.32%
$53.66	30.00%	$12.085	20.85%	23.32%
$49.54	20.00%	$12.085	20.85%	23.32%
$45.58	10.43%	$12.085	20.85%	23.32%
$45.41	10.00%	$12.000	20.00%	22.45%
$43.34	5.00%	$11.000	10.00%	12.24%
$41.28	0.00%	$10.000	0.00%	2.04%
$39.22	-5.00%	$10.000	0.00%	2.04%
$37.15	-10.00%	$10.000	0.00%	2.04%
$33.02	-20.00%	$9.000	-10.00%	-8.16%
$28.90	-30.00%	$8.000	-20.00%	-18.37%
$24.77	-40.00%	$7.000	-30.00%	-28.57%
$20.64	-50.00%	$6.000	-40.00%	-38.78%
$16.51	-60.00%	$5.000	-50.00%	-48.98%
$12.38	-70.00%	$4.000	-60.00%	-59.18%
$8.26	-80.00%	$3.000	-70.00%	-69.39%
$4.13	-90.00%	$2.000	-80.00%	-79.59%
$0.00	-100.00%	$1.000	-90.00%	-89.80%

(1)
The “Return on Securities per $10.00 Issue Price” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10.00 Face Amount to the Issue Price of $10.00 per Security for all brokerage account investors.

(2)
The “Return on Securities per $9.80 Issue Price” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $10.00 Face Amount to the Issue Price of $9.80 per Security, which is the Issue Price for investors in certain fee-based advisory accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Example 1 — The Final Fund Price of $57.79 is greater than the Initial Fund Price of $41.28, resulting in a Fund Return of 40.00%. Because 2.00 times the Fund Return of 40.00% is greater than the Maximum Gain of 20.85%, Deutsche Bank AG will pay you the Face Amount plus a return equal to the Maximum Gain of 20.85%, resulting in a Payment at Maturity of $12.085 per $10.00 Security (a return of 20.85% for brokerage account investors and 23.32% for advisory account investors), calculated as follows:

$10.00 + ($10.00 × Maximum Gain)

$10.00 + ($10.00 × 20.85%) = $12.085

Example 2 — The Final Fund Price of $43.34 is greater than the Initial Fund Price of $41.28, resulting in a Fund Return of 5.00%. Because 2.00 times the Fund Return of 5.00% is less than the Maximum Gain of 20.85%, Deutsche Bank AG will pay you the Face Amount plus a return equal to 10.00%, resulting in a Payment at Maturity of $11.00 per $10.00 Security (a return of 10.00% for brokerage account investors and 12.24% for advisory account investors), calculated as follows:

$10.00 + ($10.00 × Fund Return x Multiplier)

$10.00 + ($10.00 × 5.00% x 2.00) = $11.00

Example 3 — The Final Fund Price of $37.15 is less than the Initial Fund Price of $41.28, resulting in a Fund Return of -10.00%. Because the Fund Return of -10.00% is negative, and the Fund’s percentage decline is not more than the Buffer Amount of 10.00%, Deutsche Bank AG will pay you a Payment at Maturity of $10.00 per $10.00 Security (a return of 0.00% for brokerage account investors and 2.04% for advisory account investors).

Example 4 — The Final Fund Price of $24.77 is less than the Initial Fund Price of $41.28, resulting in a Fund Return of -40.00%. Because the Fund Return of -40.00% is negative and the Fund’s percentage decline is more than the Buffer Amount of 10.00% by 30.00%, Deutsche Bank AG will pay you less than the full Face Amount, resulting in a loss of 1.00% of the Face Amount for every 1.00% the Final Fund Price is less than the Initial Fund Price in excess of the Buffer Amount, and the Payment at Maturity of $7.00 per $10.00 Security (a return of -30.00% for brokerage account investors and -28.57% for advisory account investors) will be calculated as follows:

$10.00 + [$10.00 × (Fund Return + Buffer Amount)]

$10.00 + [$10.00 × (-40.00% + 10.00%)] = $7.00

If the Final Fund Price is less than the Initial Fund Price by a percentage that is more than the Buffer Amount, you will be exposed to the negative Fund Return, resulting in a loss on the Face Amount that is equal to the percentage decline in the Fund in excess of the Buffer Amount, and you will lose up to 90.00% of the Face Amount.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE Arca under the ticker symbol “EEM UP.” It is possible that the iShares® MSCI Emerging Markets Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® MSCI Emerging Markets Index Fund, the fees and expenses of the iShares® MSCI Emerging Markets Index Fund or due to other circumstances. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds — iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the iShares® MSCI Emerging Markets Index Fund from November 27, 2007 to November 27, 2012. The closing price of the iShares® MSCI Emerging Markets Index Fund on November 27, 2012 was $41.28. The historical prices of the iShares® MSCI Emerging Markets Index Fund should not be taken as an indication of future performance and no assurance can be given as to the Fund Return on the Final Valuation Date, or any future closing price of the Fund. We cannot give you assurance that the performance of the Fund will result in an amount payable at maturity of more than 10.00% of the Face Amount.

What Are the Tax Consequences of an Investment in the Securities?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. If this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Securities (including at maturity), and (ii) subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss on the Securities should be capital gain or loss and should be long-term capital gain or loss if you have held the Securities for more than one year. The IRS or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Securities could be materially and adversely affected.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing the Securities could be treated as entering into “constructive ownership transactions” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Securities, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc. (“DBSI”), acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 Security. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover for distribution of the Securities to brokerage accounts. The price to the public for all purchases of Securities in brokerage accounts is $10.00 per Security. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $9.80 per Security and will not receive a sales commission. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

Validity of Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.